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                                                                    EXHIBIT 99.1


               BANNER AEROSPACE, A LEADING WORLDWIDE DISTRIBUTOR
         OF AEROSPACE PRODUCTS, TO SELL HARDWARE GROUP TO ALLIEDSIGNAL


WASHINGTON, DC, DECEMBER 8, 1997 - Banner Aerospace (NYSE: BAR) announced today that AlliedSignal has agreed to acquire the Hardware Group and PacAero unit of Banner Aerospace, one of the world's premier independent distributors of aircraft hardware available for "just-in-time" delivery, for approximately $345 million of AlliedSignal common stock. Banner Aerospace expects to realize a pre-tax gain of more than $100 million from the transaction.

Annualized 1997 sales of the Banner Aerospace operations to be acquired by AlliedSignal are expected to be approximately $250 million, principally to commercial air transport and general aviation customers. These operations represent approximately 50 percent of Banner Aerospace's expected fiscal 1998 sales.

Jeffrey Steiner, Chief Executive Officer of Banner said, "We were presented with a unique opportunity to capitalize on the sale of a part of our aerospace distribution unit for a significant return that greatly advances our goal of creating shareholder value. The divestiture will allow the Company to concentrate its efforts on the rotables and jet engine businesses. The proceeds will enable us to eliminate Banner Aerospace's debt and increase cash and marketable securities by $165 million.

"The retention of Banner Aerospace's rotables and engine segments, with fiscal 1998 sales of approximately $250 million, anchored by Solair and Dallas Aerospace, positions Banner as a premier worldwide distributor of these product lines in the commercial and regional aviation markets.

"Banner's long-term business strategy remains intact," Steiner concluded.

The acquisition, which is subject to regulatory approval, is expected to close in the first quarter of calendar 1998.

Banner Aerospace is a diversified family of companies providing the aviation community with reliable, single source solutions through a global distribution network delivering rotables and engines to aftermarkets in the commercial, regional and corporate sectors of the aviation industry.


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